Exhibit 10
Execution Version
ASSET PURCHASE AGREEMENT
BY
AND
AMONG
TEPPCO MARINE SERVICES, LLC
HORIZON MARITIME, L.L.C.
AND
THE MEMBERS OF HORIZON MARITIME, L.L.C.
Dated February 29, 2008

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EXHIBITS

Exhibit A	Form of Legal Opinion to Buyer
Exhibit B	Form of U.S. Coast Guard Bills of Sale
Exhibit C	Form of Legal Opinion to the Seller Parties
Exhibit D	States and Parishes in Restricted Territory

SCHEDULES

Schedule 1.1(a)(i)	List of Vessels
Schedule 1.1(a)(ii)	Onshore Vessel Equipment
Schedule 1.1(b)	Other Tangible Personal Property
Schedule 1.1(d)(i)	Contracts
Schedule 1.1(d)(ii)	Assumed Equipment Leases
Schedule 1.1(f)	IT Contracts
Schedule 1.1(g)	Permits
Schedule 1.3	Payment Instructions
Schedule 1.5(a)(v)	Fuel and Lube Oil Capacity
Schedule 3.2(a)	Resolutions of Seller
Schedule 3.3	Non-Contravention
Schedule 3.6	Litigation
Schedule 3.9	Other Agreements
Schedule 3.10(a)	Intellectual Property Rights
Schedule 3.12(b)	Secured Liabilities
Schedule 3.13(c)	Trading Restrictions
Schedule 3.13(d)	Vessel Authorizations
Schedule 3.13(e)	Vessels Specifications
Schedule 3.13(f)	Charters in Other Vessels
Schedule 3.15(c)	Seller Plans
Schedule 3.17(b)	Environmental Permits
Schedule 3.17(f)	Hazardous Materials
Schedule 3.19	Government Licenses
Schedule 3.20	Responsible Carriers Plan
Schedule 3.23	Safety Reports
Schedule 10.19	Persons with Knowledge

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ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (“Agreement”), dated February 29, 2008, is among TEPPCO Marine Services, LLC, a Delaware limited liability company (“Buyer”), Horizon Maritime, L.L.C., a Louisiana limited liability company (the “Seller”), Mr. Arlen B. Cenac, Jr., Mr. Steven G. Proehl, Mr. John P. Binion, Mr. Richard M. Seale and CHO, LLC, a Louisiana limited liability company (“CHO”) (collectively, the “Members” and, together with Seller, the “Seller Parties”).
          WHEREAS, the Seller (i) owns and operates marine vessels engaged in the marine transportation of hydrocarbons and hydrocarbon-based products, including asphalt, residual fuel oils and related black oil products, including No. 6 oil and vacuum gas oil, and (ii) engages in activities related to the foregoing (collectively, the “Operations”); and
          WHEREAS, Buyer wishes to purchase from the Seller, and the Seller wishes to sell, transfer, convey, assign and deliver to Buyer, substantially all of the business operations and assets of the Seller relating to the Operations, except as otherwise set forth herein;
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I
PURCHASE, SALE AND DELIVERY
          Section 1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and purchase from the Seller, the following, in each case free and clear of any Liens (the “Purchased Assets”):
          (a) the boats, barges and other vessels listed on Schedule 1.1(a)(i), together with (i) all of their appurtenant Vessel Equipment and all stores, fuel oil and lube oil on board any of the Vessels (ii) the Vessel Equipment not onboard such boats, barges and other vessels listed on Schedule 1.1(a)(ii) (collectively, the “Vessels”);
          (b) any other tangible personal property owned by the Seller as of the Closing, a listing of which is attached as listed on Schedule 1.1(b);
          (c) all financial, accounting and operating data and records, including all books, schedules, work papers, records, notes, correspondence, files, vendor lists, customer lists, customer account information, sales and service records, credit data, sales and promotional brochures, advertising materials, cost and pricing information, equipment maintenance data, research and development reports and records, production reports and records, service and warranty records, vessel drawings and diagrams, vessel logs, equipment logs, preventive maintenance manuals, operating guides and manuals, class certifications, loadline certificates, rights to radio licenses, manning certificates, vessel registry documentation, documentation of foreign registry, vessel response plans and vessel security plans, purchasing records and

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information, business plans, reference catalogues, stationery, purchase orders, sales forms and other data used in or relating to the Operations;
          (d) subject to the provisions of Section 5.14, (i)(A) all written executory contracts and agreements relating to the provision of services or products to non-Affiliates in connection with the Operations, including customer contracts (and customer prepayments thereon), purchase orders, purchase and sale agreements, supply agreements, distribution or distributor agreements, vessel charters, towing agreements and contracts of affreightment and (B) all written or oral executory contracts and agreements relating to the construction of marine vessels for the Seller, a listing of which is attached as Schedule 1.1(d)(i) (collectively, the “Contracts”) and (ii) all equipment leases, including vessel charters, with non-Affiliates set forth on Schedule 1.1(d)(ii) (the “Assumed Equipment Leases”);
          (e) all intellectual property used in or relating to the Operations, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (including the name “Horizon Maritime,” “Horizon” and variants thereof), trade styles or dress, mask works, copyrights, works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, confidential and proprietary information, technical information, and all rights in internet web sites, internet domain names, telephone, telecopy and e-mail addresses and listings of the Seller, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing (collectively, the “Intellectual Property Rights”) and all tangible embodiments of the Intellectual Property Rights, including engineering, production and other designs, plans, blue prints, drawings, specifications, formulas, technology, computer and electronic data processing programs, and computer software owned or licensed by the Seller;
          (f) subject to the provisions of Section 5.14, all license, maintenance, development and support agreements to which the Seller is a party related to the Seller’s computer hardware and software (owned, leased or licensed) used in connection with the Operations, a listing of which (excluding shrink wrap or other similar licenses with respect to off-the-shelf software) is attached as Schedule 1.1(f) (the “IT Contracts”);
          (g) all licenses, permits, consents, franchises, certificates, approvals, authorizations, registrations, qualifications and orders of or with Governmental Bodies relating to the Operations, to the extent that any of the foregoing may be transferred (upon any filing, application or other action by the Seller or any other Person), a listing of which is attached as Schedule 1.1(g);
          (h) all goodwill and going-concern value of the Seller related to the Operations;

          (i) all transferable rights of the Seller under express or implied warranties, if any, from the suppliers of the Seller, manufacturers or others relating to the Operations;
          (j) all insurance proceeds and claims to receive insurance proceeds relating to the Operations and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce against any insurer under those policies with respect to the Operations;
          (k) all claims of the Seller against third parties relating to the Operations, whether choate or inchoate, known or unknown, contingent or noncontingent; and
          (l) all deposits, claims for refund, rights to offset and other similar assets or rights of the Seller relating to the Operations.
Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability of any type whatsoever related to the Purchased Assets, unless Buyer expressly assumes such liability pursuant to Section 2.1.
     Section 1.2 Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets shall not include, and Buyer shall not acquire or purchase, any of the following (collectively, the “Excluded Assets”):
          (a) all of the Seller’s interests in buildings, real property leases and other real property, together with any fixtures and leasehold improvements to any such property;
          (b) all office furniture, supplies, computer systems, telephone systems, copy machines, fax machines, machinery, tools, supplies, materials handling and other equipment and fixed assets that are leased by Seller;
          (c) all cash, cash equivalents and short-term investments of the Seller;
          (d) all accounts receivable of the Seller with respect to Excluded Assets and all accounts receivable of the Seller from sales or services rendered by the Seller prior to the Closing with respect to the Purchased Assets;
          (e) all minute books, limited liability company membership interest records, seals and Tax Returns of the Seller;
          (f) all agreements, contracts, receivables or other arrangements between or among the Seller, on the one hand, and any Affiliate of the Seller or any Member, on the other hand;
          (g) all rights in connection with and assets of the Seller Plans;
          (h) subject to Section 1.1(i), all rights of the Seller under express or implied warranties, if any, from the suppliers of the Seller, manufacturers or others relating to the Excluded Assets;

          (i) subject to Section 1.1(j), all insurance proceeds and claims to receive insurance proceeds relating to the Excluded Assets and the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce against any insurer under those policies with respect to the Excluded Assets;
          (j) subject to Section 1.1(k), all claims of the Seller against third parties relating to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;
          (k) subject to Section 1.1(l), all deposits, claims for refund, rights to offset and other similar assets or rights of the Seller relating to the Excluded Assets;
          (l) all rights of the Seller Parties under the Transaction Documents; and
          (m) any other assets not specifically identified as Purchased Assets.
          Section 1.3 Purchase Price. The aggregate purchase price payable to the Seller for the Purchased Assets, adjusted as provided for in Section 1.5 (the “Purchase Price”), shall consist of $80,250,000 in cash to be paid at the Closing by wire transfer to the account or accounts designated by the Seller on Schedule 1.3 hereto and $6,750,000 in cash to be paid subject to and as provided in Article VI.
          Section 1.4 Closing. Subject to Section 9.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana St., Houston, Texas 77002 at 9:00 a.m., Houston time, on the later of (a) February 29, 2008 and (b) the first day of a calendar month that is at least three business days following the first day on which all of the conditions set forth in Article VIII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”
          Section 1.5 Purchase Price Adjustments.
          (a) The Purchase Price shall be adjusted:
     (i) downward by the amount of any loss or damage provided for in Section 5.16;
     (ii) downward by the amount of property Taxes and other Taxes and charges allocated to the Seller in Section 5.13;
     (iii) upward by the amount of documented, ordinary course costs or expenses incurred and paid by the Seller to non-Affiliated parties prior to the Effective Time (and without violation of this Agreement) in respect of ownership or operation of the Purchased Assets after the Effective Time;

     (iv) downward by the amount of documented payments, proceeds or other income received by the Seller prior to the Effective Time in respect of ownership or operation of the Purchased Assets after the Effective Time; and
     (v) upward by the cost of 50% of the aggregate fuel and lube oil capacity of the Vessels on the Closing Date, based on the capacities set forth on Schedule 1.5(a)(v) and a price to be determined by the Seller Parties and Buyer prior to the Closing Date.
          (b) For a period of 180 days following the Closing, Buyer agrees to pay to the Seller any amounts received by Buyer after the Effective Time based upon sales or services rendered by the Seller prior to the Effective Time, and the Seller agrees to pay to Buyer any amounts received by the Seller after the Effective Time based upon sales or services rendered by Buyer after the Effective Time.
          (c) Not later than 3 days prior to Closing, Buyer may deliver to the Seller a schedule prepared in good faith by Buyer setting forth the amounts of the purchase price adjustments provided for in paragraph (a) above (the “Preliminary Adjustment Schedule”), and the Purchase Price paid by Buyer at Closing shall be adjusted as provided therein.
          (d) Not later than 100 days after Closing, Buyer shall deliver to the Seller a schedule prepared in good faith by Buyer setting forth the final purchase price adjustment amounts provided for in paragraphs (a) and (b) above (the “Final Adjustment Schedule”). If the Seller objects to the Final Adjustment Schedule and the parties fail to resolve such objection within 30 days of Buyer’s receipt of the Seller’s objection notice, the issues remaining in dispute shall be submitted to a nationally recognized accounting firm selected by the Seller from a list of three such firms provided by Buyer (the “Accounting Firm”), along with all work papers, schedules and calculations related to the matter in dispute. Within 30 days after such submission, the Accounting Firm shall issue a letter report determining the amount in dispute, which shall be conclusive for purposes of this Section 1.5. Buyer shall pay to the Seller, or the Seller shall pay to Buyer, as the case may be, the adjustment amount shown on the conclusive Final Adjustment Schedule, in either case not later than 3 days after such schedule becomes conclusive. Each party shall bear its own expenses in connection with resolving any such dispute, and the Seller and Buyer will each bear half of the fees and costs of the Accounting Firm.
          (e) The parties agree and acknowledge that the provisions of this Section 1.5 shall not affect in any way the transfer, exclusion, assumption or allocation of any assets, rights, liabilities or obligations otherwise provided for in this Agreement or indemnification related thereto.
ARTICLE II
LIABILITIES AND OBLIGATIONS
          Section 2.1 Obligations Assumed. As part of the consideration for the Purchased Assets, and subject to Section 2.2, Buyer shall assume only the following (collectively, the “Assumed Liabilities”):

          (a) the Seller’s obligations that accrue after the Closing under the Contracts listed on Schedules 1.1(d)(i), in each case if and only if they are assigned or transferred to Buyer; and
          (b) all prorated amounts described in Section 5.13 from and after the Closing.
          Section 2.2 Liabilities and Obligations Not Assumed. Other than as specifically set forth in Section 2.1 above, Buyer shall not assume or be obligated by this Agreement to pay, perform, discharge or otherwise be responsible for, any debts, liabilities or obligations whatsoever of any Seller Party or the Operations, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, and all those debts, liabilities and obligations will remain the responsibilities and obligations of the Seller Parties (the “Excluded Liabilities”). Buyer expressly disclaims the assumption of any other debt, liability or obligation of any type whatsoever of any Seller Party or in connection with any Seller Party’s assets or business operations, including the following:
          (a) any insurance liabilities or obligations with respect to claims, premiums and outstanding or additional supplemental or release calls related to the Operations prior to the Closing;
          (b) any Tax liabilities accruing prior to the Closing in connection with any Purchased Asset or otherwise;
          (c) any accounts payable or other current liabilities;
          (d) any liabilities arising from or under any Environmental Laws or any Remedial Actions related to any acts or omissions of the Seller or any condition or circumstance existing prior to the Closing, even if such liability does not accrue until after the Closing, including liabilities for exposure to Hazardous Materials and fines, penalties or assessments, whether civil or criminal in nature;
          (e) any employment, employee benefit or personnel-related liabilities whatsoever of the Seller or any ERISA Affiliate, including any liability with regard to the Seller Plans;
          (f) any liability or obligation (whether absolute, accrued, contingent or otherwise) of the Seller arising out of any claim, litigation or proceeding to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the Closing;
          (g) any liability or obligation (whether absolute, accrued, contingent or otherwise) of the Seller arising out of any service provided by the Seller;
          (h) any liabilities or obligations of any Seller Party arising from or incurred in connection with the negotiation, preparation or execution of the Transaction Documents or the transactions contemplated thereby, including fees and expenses of the Seller’s counsel;

          (i) any liabilities or obligations of any Seller Party based on acts or omissions occurring after the Closing;
          (j) any liabilities or obligations, whether accruing before or after Closing, under the Contracts listed on Schedule 1.1(d)(i) that are not assigned to and assumed by Buyer; and
          (k) any liabilities or obligations associated with the Excluded Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
          The Seller Parties, jointly and severally, represent and warrant to Buyer that the following representations and warranties in this Article III are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:
          Section 3.1 Status and Good Standing; Ownership; Citizenship.
          (a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority under its organizational documents to own and lease its properties and to conduct its business as now conducted. The Seller has satisfied all legal requirements to do business as a foreign limited liability company in all jurisdictions in which the nature of its properties (whether owned or leased), assets or businesses so requires.
          (b) The Purchased Assets do not include any capital stock, limited liability company or other equity interests in any Person. The Members owns, beneficially and of record, all of the issued and outstanding membership or other equity interests in the Seller. Mr. Arlen B. Cenac, Jr. owns, beneficially and of record, 51.01% of the issued and outstanding Class A membership interests in the Seller and all of the membership or other equity interests in CHO. Mr. Steven G. Proehl owns, beneficially and of record, 16.33% of the issued and outstanding Class A membership interests in the Seller. Mr. John P. Binion owns, beneficially and of record, 16.33% of the issued and outstanding Class A membership interests in the Seller. Mr. Richard M. Seale owns, beneficially and of record, 16.33% of the issued and outstanding Class A membership interests in the Seller. CHO owns, beneficially and of record, all of the issued and outstanding Class B membership interests in the Seller.
          (c) The Seller does not, directly or indirectly, own any equity interest in any Person.
          (d) The Seller is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating the Vessels in the coastwise trade of the United States.
          Section 3.2 Authorization.
          (a) The Seller has full limited liability company power and authority under its organizational documents, and the Members have taken all necessary action to authorize it to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof. A certified copy of resolutions duly adopted by the Members authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein, is attached as Schedule 3.2(a).
          (b) CHO has full limited liability company power and authority under its organizational documents, and its sole member has taken all necessary action to authorize it to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof.
          (c) Each Member who is an individual has the full power, legal capacity and authority to execute and deliver this Agreement and the other Transaction Document to which he is a party, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by him pursuant to the provisions hereof and thereof, in each case without the joinder by any other party.
          (d) Each of the Transaction Documents constitutes or, when executed and delivered will constitute, the valid and binding obligation of each Seller Party that is a party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
          Section 3.3 Non-Contravention. Except as set forth on Schedule 3.3, neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated therein, does or shall (with or without notice or lapse of time):
          (a) violate, conflict with, result in a breach of or require notice or consent or decrease the rights of any Seller Party or increase the rights of any third party under (i) any Law, (ii) the certificate of organization, limited liability company agreement or other constituent documents or board, manager or member resolutions of the Seller or CHO, (iii) any provision of any agreement or instrument to which any Seller Party is a party or (iv) any legal duty owed by any officer, director, manager, member or agent of any Seller Party;
          (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law to which any Seller Party, or any of the assets owned or used by any Seller Party, may be subject;
          (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Body that is held by the Seller or that otherwise relates to the business of the Seller or to the Purchased Assets;

          (d) except as required by the HSR Act, require notice to or consent of any Governmental Body;
          (e) result in the imposition or creation of any Lien upon or with respect to the Purchased Assets; or
          (f) result in the acceleration or mandatory prepayment of any indebtedness, or any guaranty of the Seller or afford any holder of any indebtedness, or any beneficiary of any guaranty the right to require the Seller to redeem, purchase or otherwise acquire, reacquire or repay any indebtedness, or to perform any guaranty.
          Section 3.4 Validity. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of the Seller Parties, commenced without notice or threatened to which the Seller is a party that (i) questions or involves the validity or enforceability of any of a Seller Party’s obligations under any of the Transaction Documents or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by any Seller Party of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.
          Section 3.5 Broker Involvement. No Seller Party has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.
          Section 3.6 Litigation. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of the Seller Parties, commenced without notice or threatened (a) involving any Purchased Asset or the Operations, except as set forth on Schedule 3.6, or (b) that could reasonably be expected to have an adverse effect on the Seller or Buyer as the owner of the Purchased Assets. There is no judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving the Seller or any Purchased Asset or that could reasonably be expected to have an adverse effect on the Seller or Buyer as the owner of the Purchased Assets.
          Section 3.7 Title. The Seller has good and marketable title to the Purchased Assets, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind, and the Seller has the full right to sell and transfer to Buyer good and marketable title to the Purchased Assets, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest good and marketable title to the Purchased Assets in Buyer, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind.
          Section 3.8 Continuity Prior to the Closing Date. From December 31, 2007, to and including the Closing Date, the Seller has not conducted the Operations other than in the usual and customary manner and in the ordinary course of business, consistent with recent past practice for the Operations, and there has not been:
          (a) any sale, lease, assignment, distribution, transfer, mortgage, pledge or subjection to Lien of any owned or leased assets or any commitment or agreement with respect to any of the foregoing, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business;

          (b) any damage to or destruction, loss or equipment failure related to any Purchased Asset or any other assets used in the Operations, whether or not covered by insurance;
          (c) any development with respect to any existing contract with a customer of the Seller involving, or which reasonably could be expected to involve, significant cost overruns, a claim under a performance bond or cancellation or threatened cancellation by that customer;
          (d) a material modification to the terms of any agreement of the Seller with its vendors or suppliers or the termination or threatened termination of any material contract or relationship of the Seller with any vendor or supplier;
          (e) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Purchased Assets, or requiring the consent of any Person to the transfer and assignment of any of the Purchased Assets;
          (f) any merger, consolidation, share exchange or acquisition of substantially all the assets of any Person by or with the Seller, or any commitment or agreement with respect to any of the foregoing;
          (g) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights, securities or other assets outside of the ordinary course of business of the Operations consistent with recent past practice;
          (h) any change in accounting methods or principles or the application thereof or any change in the Seller’s policies or practices with respect to items affecting working capital;
          (i) any delay or reduction in capital expenditures, or any failure to continue to make capital expenditures in the ordinary course of business consistent with recent past practice;
          (j) any acceleration of shipments, sales or orders or other similar action not in the ordinary course of business of the Operations consistent with recent past practice;
          (k) any change in the practices of the Seller with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;
          (l) any waiver of any rights that, singly or in the aggregate, are material to the Operations, the Purchased Assets or the financial condition or results of operation of the Seller, except adjustments to customer bills in the course of good faith disputes in a manner consistent with recent past practice;
          (m) any labor strikes or disruptions, union organizational activities or other similar occurrences;
          (n) any making of Tax elections or any change in Tax elections, practices, methods or principles with respect to the Purchased Assets or the Operations, except (i) as required by applicable Law or (ii) as will not adversely impact Buyer or any of its Affiliates at or after the Closing;

          (o) any contract or agreement to which the Seller is a party or to which any of the Purchased Assets may be subject and to which any of its Affiliates or the Members or any family member of any of the Members is also a party;
          (p) any transaction by the Seller not in the ordinary course of business consistent with recent past practice;
          (q) any Material Adverse Change; or
          (r) any contract or commitment to do or cause to be done any of the foregoing.
          Section 3.9 Contracts and Commitments. Schedule 3.9 lists all agreements, commitments, contracts, undertakings or understandings not listed on Schedule 1.1(d)(i), 1.1(d)(ii) or 1.1(f) to which the Seller is a party as of the date hereof and which relate to the Purchased Assets, which are either material to the Seller or involve consideration with a value of $100,000 or more. The Seller is not in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed on Schedule 1.1(d)(i), 1.1(d)(ii), 1.1(f) or 3.9 (collectively, the “Seller Agreements”). Each Seller Agreement is valid, binding, in full force and effect and is an enforceable agreement of the Seller and, to the knowledge of the Seller Parties, the other parties thereto, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws pertaining to creditor rights or by equitable principles. There has not occurred any breach or default under any Seller Agreement on the part of the other parties thereto, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any Seller Agreement. Except as set forth on Schedule 3.9, there is no dispute between the parties to any Seller Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Seller Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Seller Agreement. No Seller Party is a party to any covenant or obligation of any nature limiting the freedom of such Seller Party to compete in any line of business and binding on Buyer after the Closing. Complete and correct copies of all Seller Agreements listed or referred to in Schedules 1.1(d)(i), 1.1(d)(ii), 1.1(f) and 3.9 have been made available to Buyer.
          Section 3.10 Intellectual Property Rights.
          (a) Schedule 3.10(a) contains an accurate and complete list of (i) all United States and foreign patents, published patent applications, trademark and service mark applications and registrations, and copyright registrations which are part of the Intellectual Property Rights (the “Registered IP Rights”) (ii) all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf software) whereby the Seller has the legal right to use any Intellectual Property Rights it does not own and (iii) all agreements whereby the Seller grants to any Person the right to use any Intellectual Property Rights that the Seller owns.
          (b) The Purchased Assets include the ownership of or the legal right to use, free and clear of all Liens, all the Intellectual Property Rights, in each case free of any claims or infringements to the knowledge of the Seller Parties. The Seller has the right to transfer or assign to Buyer, and following the Closing, Buyer and any Affiliate of Buyer will be entitled to the uninterrupted use of each of the Intellectual Property Rights in the Operations as currently conducted or as currently proposed to be conducted by the Seller, subject to the expiration of any of those Intellectual Property Rights pursuant to applicable Law, without payment of any royalty or license or other fees. No consent of any Person will be required for the use of any of the Intellectual Property Rights by Buyer or any Affiliate of Buyer in connection with the conduct of the Operations following the Closing. No governmental registration of any of the Registered IP Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request. The Seller has diligently protected its legal rights to the Intellectual Property Rights, including paying all fees and meeting all deadlines reasonably necessary to maintain the Registered IP Rights. The Intellectual Property Rights are sufficient to enable Buyer or any Affiliate of Buyer, following the Closing, to operate the Operations as currently conducted and as currently proposed to be conducted.
          (c) There is no prohibition or restriction imposed by any Governmental Body on the use of any of the Intellectual Property Rights, except for any prohibitions or restrictions imposed by any governmental requirement pursuant to which those Intellectual Property Rights have been established. No infringement claim against the Seller or other claim or litigation involving the Seller regarding any Intellectual Property Rights is pending or threatened. No Person is infringing or misappropriating the Intellectual Property Rights. No product or service of the Operations infringes or misappropriates the intellectual property rights of any Person. The Seller has not received any charge, complaint, claim or notice alleging any infringement, misappropriation or violation by the Seller of the intellectual property rights of any Person or alleging that the Operations as currently conducted require a license to the intellectual property rights of any Person. The Seller has not received any charge, complaint, claim or notice that any of the Registered IP Rights are unenforceable or invalid.
          (d) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not: (i) constitute a breach of any instrument or agreement governing any Intellectual Property Rights; (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Rights; or (iii) otherwise impair the right of the Buyer, following the Closing, to use or otherwise exploit, assert or enforce any Intellectual Property Rights.
          Section 3.11 Sufficiency of Assets; Customer Products.
          (a) The Purchased Assets, together with the assets described in Section 1.2(b), constitute all assets necessary to conduct the Operations in the manner presently conducted by the Seller. All the Purchased Assets shall be delivered to Buyer on the Closing Date.
          (b) All customer products in the custody of the Seller are sufficient to meet the delivery obligations under the applicable Contracts or otherwise and such products meet the qualitative requirements provided for in the applicable Contracts or otherwise.
          Section 3.12 Financial Statements.
          (a) The financial statements of the Seller as of and for the year ended December 31, 2007 (including the related schedules and notes), which have been reviewed by

Green & McElreath, an independent registered public accounting firm (the “Financial Statements”), present fairly, in all material respects, the financial position of the Seller at the date of the balance sheet included therein and the results of operations, cash flows and members’ equity of the Seller for the period set forth therein and have been prepared in accordance with GAAP. Any financial statements furnished pursuant to Section 5.15 will present fairly, in all material respects, the financial position of the Seller at the respective dates of the balance sheets included therein and the results of operations, cash flows and members’ equity of the Seller for the respective periods set forth therein and will have been prepared in accordance with GAAP, subject to normal recurring fiscal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).
          (b) Schedule 3.12(b) contains a schedule of any liabilities of the Seller secured by a Lien upon the Purchased Assets.
          Section 3.13 Condition of Assets; Eligibility for Coastwise Trade.
          (a) All the Purchased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the Operations, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.
          (b) Each of the Vessels is equipped with the machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with recent past practice.
          (c) Each of the Vessels is duly documented in the Seller’s name under the laws and flag of the United States of America and satisfies the requirements for coastwise documentation, has not been “sold foreign” within the meaning of Section 12132 of Title 46 of the United States Code and all necessary coastwise licenses, permits, certificates, registrations, approvals and other authorizations are valid and current, subject to the trading restrictions set forth on Schedule 3.13(c).
          (d) Except as set forth on Schedule 3.13(d), each Vessel has a valid, current and unextended U.S. Coast Guard Inspection Certificate, where applicable, and all other licenses, permits, certificates, registrations, approvals and other authorizations (including Certificates of Financial Responsibility (Water Pollution)) that are required by applicable Law. There are no outstanding CG-835 certificates or Captain of the Port orders with respect to the Vessels or the operation thereof. No Vessel is restricted to operate in ports or geographic areas specified in Approved Captain of the Port Zones.
          (e) Schedule 3.13(e) sets forth a list of each Vessel, with an indication (as applicable) of vessel type, year built, American Bureau of Shipping Classification, which classification is the highest class available for such Vessel, whether such Vessel is free from recommendations, flag, capacity (or horsepower as applicable), associated Liens, gross tonnage and OPA 90 phase-out dates and date of last drydocking.

          (f) Except as set forth on Schedule 3.13(f), the Seller does not charter in vessels, whether on a bareboat charter or time charter basis.
          (g) No Vessel is (i) identified as a qualified agreement (Schedule B) vessel in any capital construction fund agreement with the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator pursuant to Chapter 535 of Title 46 of the United States Code or (ii) subject to any trading or other restrictions under any such agreement.
          (h) Schedule 1.1(a)(ii) sets forth a listing of all Vessel Equipment associated with but not onboard the boats, barges and other vessels listed on Schedule 1.1(a)(i).
          Section 3.14 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements, there is no existing, contingent or threatened liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against the Purchased Assets, other than liabilities arising after the date of the Financial Statements in the ordinary course of business consistent with past practice.
          Section 3.15 Employees; Employee Benefits.
     (a) The Seller has provided to Buyer a complete list, as of the date of this Agreement, of all employees and independent contractors of the Seller, listing the individual’s status, title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such individual and any other terms of any oral or written agreement (including a copy of any such written agreement) with Seller or its Affiliates. The Seller has no employees covered by a collective bargaining agreement.
     (b) All employees of the Seller shall have received such training as is required by applicable Laws. The Seller has complied with all Laws relating to the employment or retention of employees, including Laws relating to withholding of Taxes, employment discrimination, fair labor standards and the Seller Plans.
     (c) Schedule 3.15(c) contains a complete list of each Seller Plan. Since January 1, 1998, neither the Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or incurred any liability with respect to an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or any “multiemployer plan” (as defined in Section 3(37) of ERISA).
     (d) The Seller has made available to Buyer a true and correct copy (or, with respect to any unwritten arrangement, an accurate written description) of each Seller Plan and, to the extent applicable, copies of any related trusts, insurance policies, amendments, third-party administration contracts, the most recent summary plan description, summary of material modifications, favorable determination letters, actuarial reports, FAS-106 reports and the three most recently filed Form 5500 annual reports filed with the Internal Revenue Service and the United States Department of Labor.
     (e) Each Seller Plan intended to be qualified under Section 401(a) of the Code is and has been so qualified. Each Seller Plan is and has been operated and administered in material compliance with its terms and the provisions of all applicable Laws, including ERISA and the Code. There are no pending actions, suits or claims against any Seller Plan other than routine claims for benefits, qualified domestic relations orders and medical child support orders. The Seller and each ERISA Affiliate have made any and all required contributions to the Seller Plans and have satisfied any and all Taxes or other obligations related to employees of the Seller and the Seller Plans as of the date of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with any other event, result in Buyer having any liability under or related to any Seller Plan. There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the relevant Seller Plans.
     (f) Each Seller Plan or compensation arrangement that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code from the period beginning January 1, 2005 to the date hereof.
     (g) Neither the execution nor the delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event): (i) result in any payment (including severance, unemployment compensation, parachute payments or otherwise) becoming due to any employee of the Seller or any ERISA Affiliate; (ii) significantly increase any benefits otherwise payable under any Seller Plan; or (iii) result in any acceleration of the time of payment, funding or vesting of any material benefit to the employees of the Seller or any ERISA Affiliate.
     (h) The Seller has provided for and will provide for the full and complete satisfaction of any and all liabilities of any kind whatsoever that the Seller or any of its Affiliates may have or may hereafter incur with respect to any of its current or former directors, employees or independent contractors, including all liabilities under any Seller Plan.
          Section 3.16 Compliance With Law. The Seller is not in material violation of any provision of any Law, consent, authorization, qualification, or any legally recognizable duty to any Person, including those governing the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States, and the Seller has not received any notice of or raising the possibility of any alleged violation of any such Law, consent, approval, authorization, qualification or order. Without limiting the generality of the foregoing, (a) no Seller Party or any of their respective officers or directors (or persons performing equivalent functions) has made any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any Governmental Body or to or for the use or benefit of any political party, official or candidate unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of the Governmental Body and (b) each Seller Party and each of their respective officers and directors (or persons performing equivalent functions) is familiar with and has complied with the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 and 78dd-2.
          Section 3.17 Environmental.

          (a) The Seller (with respect to the Operations) and each Purchased Asset has been and is in material compliance with all Environmental Laws.
          (b) The Seller has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) required for the operation of the Purchased Assets, all of which are listed in Schedule 3.17(b). Each Environmental Permit is valid and in good standing, and any renewal application required to keep each Environmental Permit in effect has been timely filed, and the Seller is not in material default or breach of any Environmental Permit, and no proceeding is pending or, to the knowledge of the Seller Parties, threatened to revoke, deny, condition or limit the renewal of any Environmental Permit.
          (c) The Seller has not used or permitted to be used, except in material compliance with all Environmental Laws, any of the Purchased Assets to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material.
          (d) The Seller has not received any notice of, nor been prosecuted for an offense alleging, non-compliance with any Environmental Law relating or otherwise attributable to the Purchased Assets. There are no outstanding orders requiring Remedial Actions with respect to the Purchased Assets, nor is any Seller Party aware of any condition or circumstance that could reasonably be expected to require Remedial Actions.
          (e) To the knowledge of the Seller Parties, there are no pending or proposed changes to any Environmental Law that would render illegal or restrict any service provided by the Seller with respect to the Purchased Assets, or require significant capital expenditures by the owner or operator of the Purchased Assets to achieve or maintain compliance.
          (f) Except in material compliance with all Environmental Laws, there has been no Release of any Hazardous Material on, into, under, or from any of the Purchased Assets that could reasonably be expected to require Remedial Actions. All Hazardous Materials used in whole or in part by the Seller with respect to the Purchased Assets or resulting from the Operations have been disposed of, treated, transported and stored in compliance with all Environmental Laws. Schedule 3.17(f) identifies all of the locations where Hazardous Materials used in whole or in part by the Seller with respect to the Purchased Assets have been or are being stored or disposed of.
          (g) With respect to the Purchased Assets, the Seller has not received any notice that it is potentially responsible for a federal, provincial, municipal, local or other clean-up site or other corrective action under any Environmental Laws. The Seller has not received any request for information in connection with an inquiry from any Governmental Body with respect to its use of any disposal sites.
          (h) The Seller has delivered to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests of which it is aware relating to the Purchased Assets.
          (i) The Seller has timely made all filings and timely submitted all reports required under any Environmental Laws with respect to the Purchased Assets.

          (j) No Hazardous Material is required to be removed, encapsulated or abated, and no Remedial Action is otherwise required under any Environmental Laws, with respect to any of the Purchased Assets.
          (k) The Seller is not required under any Environmental Laws by virtue of the transactions contemplated by the Transaction Documents, or as a condition to the effectiveness of any transactions contemplated thereby, (i) to perform a site assessment of Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Body (other than as necessary to transfer, or to allow Buyer to operate under, Environmental Permits required under Environmental Laws), or (iv) to record or deliver to any person or entity (other than Buyer) any disclosure document or statement pertaining to environmental matters.
          Section 3.18 Insurance. The Seller has heretofore delivered to Buyer a list and copies of all insurance policies of the Seller or relating to the Purchased Assets or the Operations, all of which (a) have been issued by insurers of recognized responsibility and (b) currently are, and will remain without interruption through the Closing, in full force and effect. The Seller is not in default under any of its insurance policies; there have been no lapses of insurance coverage on any Purchased Asset; there are no supplemental or release calls from a protection and indemnity club; and there are no unpaid claims or disputed claims relating to any Purchased Asset or the Operations. No insurance carried by the Seller with respect to the Purchased Assets has been canceled by the insurer during the past five years, and the Seller has not been denied coverage during that period with respect to the Purchased Assets. None of the Seller Parties has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder with respect to the Purchased Assets and, to the knowledge of the Seller Parties, no such increase in deductibles, retainages or premiums is threatened. The Seller has reported to the issuers of its insurance policies any claims relating to the Operations and any events that could give rise to any such claims.
          Section 3.19 Government Licenses, Permits and Related Approvals. Schedule 3.19 hereto sets forth a list of all licenses, permits, consents, approvals, authorizations, qualifications, plans (including vessel response plans) and orders of Governmental Bodies required for the operation of the Purchased Assets or the Operations by the Seller, all of which are in full force and effect.
          Section 3.20 Responsible Carriers Plan. The Seller has adopted an American Waterways Operators Responsible Carriers Plan, which is attached hereto as Schedule 3.20, and is in compliance with its Responsible Carriers Plan requirements.
          Section 3.21 Taxes.
          (a) The Seller has caused to be timely filed with appropriate Governmental Bodies all Tax Returns required to be filed with respect to the Purchased Assets, the operations of the Seller and its subsidiaries and the Operations, and has paid or caused to be paid all Taxes due with respect thereto.

          (b) No Seller Party has either received or has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to any of the Purchased Assets, the operations of the Seller or the Operations from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the Purchased Assets, the operations of the Seller or the Operations. To the knowledge of the Seller Parties, there are no threatened audits of, or assessments against, the Seller with respect to Taxes that may be asserted against the Seller. No Seller Party is a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes.
          (c) All amounts required in connection with the conduct of the Operations to be withheld by the Seller and paid to governmental agencies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Body. The Seller has made all deposits applicable Law requires it to make in connection with the conduct of the Operations with respect to employees’ withholding and other employment taxes.
          (d) The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          (e) None of the Purchased Assets is subject to any provision of applicable Law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.
          (f) None of the Purchased Assets is an interest in any entity.
          (g) The Seller has not regularly, systematically, or in the normal course of business, sold assets of the type described in Sections 1.1(a) or 1.1(b) of this Agreement. The Seller’s use of the Vessels has been limited to the transportation of property for hire principally in interstate or foreign commerce.
          (h) The Purchased Assets include all of the tangible personal property owned by the Seller and used in the Operations.
          Section 3.22 Books and Records. The books of account, minutes books, membership interest record books, and other records of the Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books, records and accounts of the Seller accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Seller.

          Section 3.23 Safety Reports. Schedule 3.23 sets forth a complete listing of all injury reports, workers’ compensation reports and claims, safety citations and reports and OSHA reports relating to the Operations and all documents relating to any of the foregoing since January 1, 2004, excluding de minimis reports, claims and citations.
          Section 3.24 Transactions with Certain Persons. The notes to the Financial Statements disclose all related party transactions required by GAAP to be disclosed therein. Neither the Purchased Assets nor the Assumed Liabilities include any rights or obligations under any Related Party Agreement.
          Section 3.25 Disclosure. All schedules to this Agreement are materially complete and accurate. No representation or warranty by any Seller Party in this Agreement or in any schedule hereto, or in any statement or certificate or other document furnished to Buyer by any Seller Party or any representative of any Seller Party, contains or, as of the Closing Date, shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to each Seller Party that the following representations and warranties in this Article IV are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:
          Section 4.1 Status and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full limited liability company power and authority under its certificate of organization and limited liability company agreement to conduct its business as the same exists on the date hereof and on the Closing Date.
          Section 4.2 Athorization. Buyer has full limited liability company power and authority under its certificate of organization and limited liability company agreement, and its board of directors has taken all necessary action to authorize it to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof, and this Agreement and each of the other Transaction Documents to which Buyer is a party constitutes or, when executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
          Section 4.3 Non-Contravention. Neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated therein, does or shall violate, conflict with or result in a breach of or require notice or consent under any Law, the certificate of organization or limited liability company agreement of Buyer or any provision of any agreement or instrument to which Buyer is a party.

          Section 4.4 Validity. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Buyer, threatened to which Buyer is a party that (i) questions or involves the validity or enforceability of any of Buyer’s obligations under any of the Transaction Documents or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.
          Section 4.5 Broker Involvement. The Buyer has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
          Section 5.1 Other Offers. From and after the date hereof and until the Closing, the Seller Parties shall not, and shall cause each of their officers, directors, managers, members, employees, Affiliates, representatives and agents not to, directly or indirectly, (a) solicit, enter into or conduct discussions relating to, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving the Seller or the acquisition of an equity interest in, or a substantial portion of the assets of, the Seller, or (b) engage in negotiations with or disclose any nonpublic information relating to the Seller or its business, or afford access to the properties, books or records of the Seller, to any Person other than Buyer or its representatives. The Seller Parties shall notify Buyer of any such inquiry or proposal within twenty-four hours of receipt or awareness of the same by any Seller Party.
          Section 5.2 Conduct of Operations Pending Closing.
          (a) Between the date of this Agreement and the Closing Date, the Seller will, and the Members will cause the Seller to do the following with respect to the Operations and the Purchased Assets, as applicable:
     (i) conduct the Operations in the usual and ordinary course thereof, including the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase and sale of products and services;
     (ii) communicate regularly with Buyer and keep Buyer closely advised of any material developments relating to the Operations;
     (iii) maintain and preserve the Purchased Assets in customary repair, order and condition, reasonable wear and tear excepted;
     (iv) perform in all material respects their respective obligations under agreements relating to or affecting the Operations;
     (v) keep in full force and effect without interruption all present insurance policies or other comparable insurance coverage with respect to the Operations;

     (vi) use reasonable efforts to preserve the Seller’s business organization intact, to retain the services of the Seller’s officers, employees and agents and to preserve the Seller’s relationships and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business dealings with the Seller in connection with the Operations;
     (vii) confer with Buyer concerning operational matters of a material nature with respect to the Operations;
     (viii) with respect to the Operations, maintain the instruments and agreements governing the outstanding indebtedness and leases of the Seller on their present terms and not enter into any new or amended instruments or agreements relating to indebtedness or leases without the prior written consent of Buyer;
     (ix) use reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct; and
     (x) otherwise report periodically to Buyer concerning the status of the Operations.
          (b) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller will not, and the Members will cause the Seller not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.8 is likely to occur.
          Section 5.3 Notification. Between the date hereof and the Closing, the Seller Parties shall promptly notify Buyer in writing if any Seller Party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Seller Parties’ representations or warranties made as of the date hereof or (b) the occurrence of any fact or condition that would, or be reasonably likely to, cause or constitute a breach of any of the Seller Parties’ representations or warranties contained in this Agreement, had such representation or warranty been made as of the time of the occurrence of, or such Seller Party’s discovery of, such fact or condition. Should any such fact or condition require any change to Seller Parties’ disclosure schedules hereto, the Seller Parties shall promptly deliver to Buyer a supplement to the applicable schedules specifying such change. The Seller Parties shall also promptly notify Buyer of the occurrence of any breach of any covenant of any of the Seller Parties contained in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 8.1 impossible or unlikely. Between the date hereof and the Closing, Buyer shall promptly notify the Seller Parties in writing if Buyer becomes aware of (a) any fact or condition that causes or constitutes a breach of any of its representations or warranties made as of the date hereof (b) the occurrence of any fact or condition that would, or be reasonably likely to, cause or constitute a breach of any of Buyer’s representations or warranties contained in this Agreement, had such representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition or (c) the occurrence of any breach of any covenant of Buyer contained in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 8.2 impossible or unlikely. This Section 5.3 shall not modify or limit in any way the rights of the Parties to this Agreement under Article VII, VIII or IX or any other provision hereof.
          Section 5.4 Employees
          (a) No Seller Party shall make any representation or warranty or any other statement or communication regarding any right, ability, plan or intention of Buyer or its Affiliates to employ any employee of the Seller or the terms and conditions upon which any such employee may be employed by Buyer or its Affiliates. Buyer and its Affiliates shall not assume responsibility for any Seller Plan, and the Seller Parties shall take any and all steps necessary to ensure that any and all liabilities with respect to the Seller’s employees and the Seller Plans have been or will be satisfied.
          (b) The Seller agrees to cooperate with Mr. Arlen B. Cenac, Jr., Cenac Towing and Cenac Offshore and to facilitate the provision of services by them for Buyer under the Transitional Operating Agreement, as amended by the Transitional Operating Agreement Amendment, with respect to the Purchased Assets, including by providing Cenac Towing and Cenac Offshore access to the Seller’s employees and service providers for purposes of making offers to hire or engage such persons. The Seller shall not, directly or indirectly, discourage any of its employees or services providers from agreeing to a direct employment or engagement with Cenac Towing or Cenac Offshore or otherwise interfere with any efforts by Mr. Arlen B. Cenac, Jr., Cenac Towing or Cenac Offshore to hire or engage any such employee or service provider. Any liabilities related to the Seller’s employees who are not offered employment with Cenac Towing or Cenac Offshore, or who do not accept such offers of employment, shall be the sole responsibility of the Seller.
          Section 5.5 Buyer’s Access. The Seller will afford Buyer’s officers, attorneys, accountants and other representatives reasonable access during normal business hours to the offices, personnel, Vessels (including the opportunity to board or conduct drydock inspections of such Vessels), vehicles, properties, equipment and records of the Seller for the purpose of conducting an investigation thereof. The Seller will furnish to Buyer such additional financial and operating data and other information as Buyer may reasonably request, including quantities and locations of customer products in the custody of the Seller at or prior to the Closing.
          Section 5.6 Covenant Against Competition.
          (a) As an essential consideration for the obligations of Buyer under this Agreement, each Seller Party hereby agrees and covenants that:
     (i) for the Noncompete Period within the Restricted Territory, each Seller Party shall not, directly or indirectly, whether as principal, agent, employee, shareholder or other equity holder (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), owner, investor, partner or otherwise, individually or in association with any other Person: (A) carry on or engage in any manner in the Restricted Business, (B) solicit customers of the

Restricted Business, (C) become the employee of, or otherwise render services on behalf of, any Person that carries on or engages in a business similar to the Restricted Business or (D) induce or attempt to induce any customer, supplier, licensee or business relation of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Buyer or any of its Affiliates with Buyer or any of its Affiliates; and
     (ii) for a period of four years following the Closing Date, each Seller Party shall not, directly or indirectly, either for himself or any other Person, (A) solicit or induce or attempt to solicit or induce any employee of or independent contractor providing services to Buyer or any of its Affiliates to leave the employ of or to cease providing services to Buyer or any of its Affiliates, (B) in any way interfere with the relationship between Buyer or any of its Affiliates and any employee of or independent contractor providing services to Buyer or any of its Affiliates or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Buyer or any of its Affiliates or any independent contractor of Buyer of any of its Affiliates who had been an employee of any Seller Party or its Affiliates.
          (b) Any dispute, controversy or claim arising out of or in connection with this Section 5.6, including the alleged breach of this Section 5.6 or a challenge to its validity or enforceability, shall be settled exclusively by final and binding arbitration in Tarrant County, Texas, administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that nothing herein is or shall be deemed to preclude Buyer’s resort to the interim relief prescribed in Section 5.6(c), below. The arbitrator(s) shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrator(s) within thirty days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator(s) shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select arbitrator(s) from one or more panels, AAA shall not have the power to make appointment(s) but shall continue to submit additional panels until arbitrator(s) have been selected. The jurisdiction of the arbitrator(s) and the arbitrability of any claim, defense, issue or objection raised by any party shall be decided by the arbitrator(s) in the first instance. Judgment on the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. All aspects of the arbitration and matters subject thereto shall remain confidential. The parties will each bear their own attorneys’ fees and costs in connection with any dispute or controversy, except as provided in Section 5.6(c), below.
          (c) In the event of a breach or threatened breach by any Seller Party of any of the provisions of this Section 5.6, Buyer shall have the right to seek interim relief from AAA pursuant to the Optional Rules for Emergency Measures of Protection contained in the Commercial Arbitration Rules of the AAA (including the arbitrator selection procedures provided for in such Optional Rules for Emergency Measures of Protection, which shall govern the selection of arbitrator(s) for purposes of this paragraph (c)) or from a court of competent jurisdiction. The Seller Parties acknowledge that Buyer will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to ascertain, and therefore will not have an adequate legal remedy. Accordingly, Buyer will be entitled to obtain any interim relief necessary or appropriate to prevent or curtail any such breach, threatened or actual, without the necessity of posting security or showing any actual damages or irreparable injury. Such interim relief may include, but is not limited to, (i) temporary or permanent injunctive relief for the enforcement of this Section 5.6, (ii) a decree for the specific performance of this Section 5.6 or (iii) Buyer’s reasonable attorneys’ fees, costs and expenses related to such interim relief; provided, however, that Buyer agrees to pay for any Seller Party’s reasonable attorneys’ fees, costs and expenses related to interim relief sought by Buyer in the event that the Seller Parties prevail and no such interim relief is granted. Such interim relief is in addition to any other rights Buyer may have, including the right to seek damages.
          (d) Buyer and each Seller Party hereby agree that this Section 5.6 is a material and substantial part of the transactions contemplated by this Agreement. Each Seller Party further agrees and acknowledges that the covenants in this Section 5.6 are reasonable with respect to their duration, scope and geographical area.
          (e) The covenants in this Section 5.6 are severable and separate, including within provisions, subparts or portions thereof, and the unenforceability of any specific covenant, provision or subpart thereof in this Section 5.6 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 5.6. If any arbitrator or panel of arbitrators, or any court pursuant to paragraph (c) above, determines that the terms, scope, time or territorial restrictions set forth in Section 5.6(a) are unreasonable as applied to a Seller Party, the parties hereto acknowledge their mutual intention and agreement that the offending provisions, subparts or portions thereof be severed and the remaining provisions and restrictions be enforced to the fullest extent permitted by law as the arbitrator(s) or court (pursuant to paragraph (c) above) deems reasonable, and thereby shall be reformed to that extent. All the covenants, provisions and subparts thereof in this Section 5.6 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant, provision or subpart in this Section 5.6. The covenants contained in this Section 5.6 shall not be affected by any breach of any other provision hereof by any party hereto and shall not prevent Mr. Arlen B. Cenac, Jr., Cenac Towing or Cenac Offshore from rendering services to Buyer in accordance with the Transitional Operating Agreement, as amended by the Transitional Operating Agreement Amendment.
          Section 5.7 Further Assistance. The Seller Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer (or its permitted assignees) all of the right, title and interest in and to the Purchased Assets, free and clear of all Liens, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities and any other document reasonably requested by Buyer in connection with this Agreement.

          Section 5.8 Governmental Filings. As promptly as practicable after the execution of this Agreement, and in any event within ten (10) days after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable Law, including any filings or notifications required under the HSR Act.
          Section 5.9 Consents. The Seller Parties shall use reasonable efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to enable them to consummate the transactions contemplated by the Transaction Documents (ii) satisfy, on or before the Closing Date, the conditions Section 8.1 sets forth. Buyer shall use reasonable efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to enable Buyer to consummate the transactions contemplated by the Transaction Documents and (ii) satisfy, on or before the Closing Date, the conditions Section 8.2 sets forth. After the Closing, the Seller Parties shall use reasonable efforts to obtain any approvals or consents or assist in any filings required in connection with the transactions contemplated by the Transaction Documents that are requested by Buyer and that have not been previously obtained or made.
          Section 5.10 Public Announcements. Neither the Seller Parties nor Buyer shall, without the prior approval (which may not be unreasonably withheld, delayed or conditioned) of Buyer or the Seller, as the case may be, issue, or permit any of their partners, members, directors, managers, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided that Buyer or the Partnership may issue any press release or make any other public announcement required by Law or by obligations pursuant to any listing agreement with any national securities exchange without obtaining any such approval.
          Section 5.11 Income Tax Matters. Within 180 days after the Closing Date, the Seller and Buyer shall jointly prepare IRS Forms 8594 to report the allocations of the Purchase Price among the Purchased Assets
          Section 5.12 Taxes Upon Conveyance and Transfer. The Seller shall be responsible for all sales, use, transfer or similar Taxes payable in connection with the sale, transfer and assignment of the Purchased Assets to Buyer; provided, however, that, within 30 days of payment by the Seller, Buyer shall reimburse the Seller for 100% of any such Taxes remitted by the Seller (i) in connection with a final assessment of such Taxes by a state or local taxing authority or (ii) with the written consent of Buyer. Buyer shall be entitled to any refunds of such Taxes remitted by the Seller for which Buyer has reimbursed the Seller, and the Seller shall make any required assignments or take any other necessary steps to ensure that Buyer has the right to pursue any refunds of such Taxes. The determination as to whether any position taken by a taxing authority with respect to the Taxes referenced in this Section 5.12 should be contested shall be made by Buyer, who shall control any such contest, proceeding or defense at its own expense. The Seller agrees to provide, at Buyer’s request, documentation evidencing the locations of the Vessels as of the Closing Date and to cooperate with Buyer with respect to any procedural steps required by the sales, use, transfer or similar Tax laws of any state or locality having taxing jurisdiction over the Vessels as of the Closing Date to document any exemptions from or reductions of such Taxes for which the transfer of the Vessels or other Purchased Assets may be eligible, including the execution of exemption certificates or affidavits or the filing of any required returns or other forms with state or local taxing authorities.
          Section 5.13 Other Taxes and Charges. The Seller shall be responsible for any Taxes arising out of or relating to the use and operation of the Purchased Assets, the operations of the Seller, or the Operations with respect to periods prior to the Closing. Any (i) property Taxes on the Purchased Assets and (ii) other Taxes, fees, costs or charges assessed on a similar periodic basis in respect of ownership or operation of the Purchased Assets shall be prorated through the Closing (based on estimates of the most recent amounts paid), with the Seller being responsible for all of such prorated charges attributable to the period prior to the Closing and Buyer being responsible for post-closing prorations. To the extent any bills for the items referred to in this Section 5.13 arise after the purchase price adjustments have been made under Section 1.5, promptly upon receipt of any such bill, Buyer or the Seller, as appropriate, shall provide the other with copies thereof for such items for which the other party is responsible pursuant to this Section, and the resulting amount payable by Buyer or the Seller shall be paid promptly upon demand by the party hereto to whom such payment is owed.
          Section 5.14 Condition to Transfer of Contracts. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, the Seller is not assigning to Buyer any Contract or other right constituting a Purchased Asset which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing. With respect to each such unassigned Contract or right (collectively, “Purchased Rights”), after the Closing, the Seller shall continue as the prime contracting party and shall use all reasonable efforts to obtain the consent of all required parties to the assignment of each such Purchased Right, but Buyer shall be entitled to the benefits of each such Purchased Right accruing from and after the Effective Time to the extent that the Seller is entitled to such benefits and may provide Buyer with such benefits without violating the terms of such Purchased Right; provided that this Section 5.14 shall not be construed as a guarantee by any of the Seller Parties of payment by any third party under any such Purchased Right.
          Section 5.15 Cooperation with Financings and Financial Reporting; Additional Financial Statements.
          (a) The Seller Parties acknowledge and understand that Buyer or its Affiliates may be required to obtain certain information relating to the Operations, including audited or unaudited financial statements of the Seller, and disclose such information in registration statements and other documents filed with the United States Securities and Exchange Commission under the federal securities laws or in disclosure documents given investors or lenders in certain securities offerings or other financings. The Seller Parties agree promptly to prepare and provide to Buyer any such information and to cooperate fully and promptly, and shall cause their Affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly, with Buyer in connection therewith.
          (b) The Seller Parties will furnish to Buyer as soon as available and in any event within 20 days after the end of each of the Seller’s fiscal quarters which ends prior to the Closing Date, an unaudited balance sheet of the Seller as of the end of that fiscal quarter and the related statements of income or operations, cash flows and members’ equity for that fiscal quarter and for the period of the Seller’s fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Seller’s previous fiscal year, (ii) prepared on the same combined, consolidated or other basis on which the Financial Statements were prepared in accordance with GAAP applied on a basis consistent (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Financial Statements were prepared and (iii) certified by the Seller’s chief accounting officer as to compliance with Section 3.12 of this Agreement.
          Section 5.16 Damage to Vessels
          (a) If, prior to the Closing, any Vessel shall become an actual or constructive total loss, Buyer shall have no obligation to purchase such Vessel and may elect to exclude such Vessel from the Purchased Assets (such that the Vessel becomes an Excluded Asset) and reduce the Purchase Price by the amount for which such Vessel would be insurable, such amount to be mutually determined by the Seller and Buyer. The Seller shall provide notice to Buyer of any such loss no later than 2 days after the occurrence thereof or the Closing Date, if earlier.
          (b) If, prior to the Closing, any Vessel or Vessels sustain damage not amounting to an actual or constructive total loss but in excess of $25,000, the Seller may elect to repair or cause to be repaired the damage to any such Vessels at its expense prior to Closing. The Seller shall provide notice to Buyer of any such damage no later than 3 days after the occurrence thereof or 2 days prior to the Closing Date, if earlier. If the Seller elects to repair or cause to be repaired such Vessels at its expense, such notice to Buyer shall include an irrevocable undertaking to such effect. If the Seller does not elect to repair or cause to be repaired such Vessels at its expense in such notice, Buyer may elect (i) to reduce the Purchase Price by the amount necessary to restore any such damaged Vessels to their prior condition or (ii) to exclude such Vessels from the Purchased Assets (such that they become Excluded Assets) and reduce the Purchase Price by the amount for which such Vessels would be insurable, such amount to be mutually determined by the Seller and Buyer.
          (c) If Buyer and the Seller are unable to mutually determine the amount of any damage or the cost to restore any such damage under this Section 5.16 within 10 days of Buyer’s receipt of notice thereof, the issues remaining in dispute shall be submitted to a nationally recognized marine appraisal firm selected by the Seller from a list of three such firms provided by Buyer (the “Appraisal Firm”), along with all work papers, schedules and calculations related to the matter in dispute. Within 30 days after such submission, the Appraisal Firm shall issue a letter report determining the amount in dispute, which shall be final and binding. Each party shall bear its own expenses in connection with resolving any such dispute, and the Seller and Buyer will each bear half of the fees and costs of the Appraisal Firm.
          (d) This Section 5.16 shall in no way modify or limit Buyer’s rights under Article VII, VIII or IX or other provisions of this Agreement.
          Section 5.17 Seller’s Access. From and after the Closing, Buyer shall, after reasonable advance notice, afford the Seller and its officers, attorneys, accountants and other representatives reasonable access to the Purchased Assets during normal business hours necessary for the adequate defense matters described on Schedule 3.6.

          Section 5.18 Vessel Repairs. Seller agrees to bear all costs associated with repairing the Horizon 3037 as provided in and in order to comply fully with the Form CG 835 described in Schedule 3.13(d). At Buyer’s direction, Seller shall pay promptly any such costs directly to third parties making the repairs or reimburse Buyer therefor.
          Section 5.19 Interim Insurance. The Seller agrees to continue to carry or maintain all insurance policies referenced in Section 3.18, including workers’ compensation, employer’s liability (such worker’s compensation and employer’s liability policies being the “Employer Policies”) and automobile liability policies, until the later of March 15, 2008 and the date on which the Seller has no employees. From and after the Closing, the Seller shall waive and require its insurers to waive any right of subrogation or recovery against Buyer and its Affiliates with respect to all such insurance policies. The Seller shall cause the Employer Policies to include “Alternate Employer” and “Borrowed Servant” endorsements in favor of Buyer and its Affiliates and shall cause Buyer and its Affiliates to be named as additional insureds on all other such policies, in each case from and after the Closing. Any other insurance maintained by Buyer or its Affiliates or Cenac Towing, Cenac Offshore or their Affiliates shall be excess and not contributory with any insurance provided for in this paragraph.
ARTICLE VI
VESSELS UNDER CONSTRUCTION
          Upon delivery of the marine vessel under construction referred to as the M/W JACK R. BINION pursuant to the agreement with John Bludworth Shipyard, L.L.C. dated as of March 9, 2007 (the “Binion Agreement”), accompanied by a bill of sale and other appropriate instruments of conveyance to Buyer, and otherwise in a condition acceptable to Buyer, Buyer shall pay to Seller the difference between (a) $3,000,000 and (b) all payments made or owed by Buyer under the Binion Agreement from and after the Closing. Upon delivery of the marine vessel under construction referred to as the M/V RICHARD SEALE pursuant to the agreement with Cenac Towing described on Schedule 1.1(d)(i) hereto, (the “Seale Agreement”), accompanied by a bill of sale and other appropriate instruments of conveyance to Buyer, and otherwise in a condition acceptable to Buyer, Buyer shall pay to Seller the difference between (a) $3,750,000 and (b) all payments made or owed by Buyer under the Seale Agreement from and after the Closing in respect of rights and obligations transferred on the Closing Date pursuant hereto.
ARTICLE VII
INDEMNIFICATION
          Section 7.1 Seller Parties’ Indemnity Obligations. Each Seller Party, jointly and severally, agrees to indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) that arise from, are based on or relate or otherwise are attributable to (i) any breach of any representation or warranty made by or on behalf of any Seller Party in this Agreement or in any certificate delivered in connection herewith (without giving effect to any supplement to Seller Parties’ disclosure schedules), (ii) any breach or nonfulfillment by any Seller Party of or default by any Seller Party under any covenant in this Agreement, (iii) any Lien on any of the Purchased Assets arising from or relating to events occurring or circumstances existing prior to the Closing, (iv) the Excluded Liabilities or (v) without limiting the generality of any of the foregoing, the ownership or operation of the Vessels and the other Purchased Assets by any Seller Party prior to the Closing Date. Notwithstanding the foregoing, the Seller Parties shall not be required to indemnify or hold harmless the Buyer Indemnified Parties on account of any Indemnified Amounts arising under Section 7.1(i) above (other than with respect to breaches of representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.7, 3.13(c), 3.14, 3.21 and 3.24 (the “Identified Representations”), as to which the Deductible Amount shall not apply) unless the aggregate liability of the Seller Parties in respect of all Indemnified Amounts exceeds the Deductible Amount, and then only for the amount by which the Indemnified Amounts exceed the Deductible Amount; provided, however, that in the case of a breach of the representations and warranties contained in Section 3.13(a) as applicable to Vessels, the Seller Parties shall indemnify and hold harmless the Buyer Indemnified Parties for 50% of the amount by which the Indemnified Amounts exceed the Deductible Amount. In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties under Section 7.1(i) above exceed the Ceiling Amount (other than with respect to breaches of the Identified Representations, as to which the Ceiling Amount shall not apply).
          Section 7.2 Buyer’s Indemnity Obligations. Buyer shall indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and against, any and all Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (i) any breach of any representation or warranty made by or on behalf of Buyer in this Agreement or in any certificate delivered in connection herewith, (ii) any breach or nonfulfillment by Buyer of or default by Buyer under any covenant in this Agreement or (iii) the Assumed Liabilities, in each case except to the extent such Indemnified Amount relates to a matter for which indemnification would be provided under Section 7.1. Notwithstanding the foregoing, Buyer shall not be required to indemnify or hold harmless the Seller Indemnified Parties on account of any Indemnified Amounts arising under Section 7.2(i) above unless the aggregate liability of Buyer in respect of all Indemnified Amounts exceeds the Deductible Amount, and then only for the amount by which the Indemnified Amounts exceed the Deductible Amount. In no event shall the Buyer’s aggregate liability to the Seller Indemnified Parties under Section 7.2(i) above exceed the Ceiling Amount (other than with respect to breaches of representations and warranties contained in Sections 4.1 and 4.2, as to which the Ceiling Amount shall not apply).
          Section 7.3 Survival. Subject to the limitations set forth in this Agreement, all the provisions of this Agreement shall survive the Closing indefinitely, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles III and IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the third anniversary of the date hereof, except (a) the representations and warranties of the Seller Parties in Sections 3.15 and 3.21 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2, 3.7 and 3.13(c) shall survive indefinitely, (c) the representations and warranties of the Seller Parties set forth in the Identified Representations (other than Sections 3.1, 3.2, 3.7, 3.13(c) and 3.21, which are provided for above) and Sections 3.6, 3.16 and 3.17 shall expire on the fifth anniversary of the date hereof and (d) the representations and warranties of the Seller Parties in Section 3.13(a) shall expire on the second anniversary of the date hereof. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VII on the basis of that representation and warranty, provided that no claim presented in writing for indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.
          Section 7.4 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) Promptly after receipt by a Person entitled to indemnity under Section 7.1 or Section 7.2 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice.
          If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third- Party Claim with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.
          Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          Notwithstanding the provisions of Section 10.13, each Seller Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Party for purposes of any claim that a Buyer Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on each Seller Party with respect to such a claim.
          With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (b) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within fifteen days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid promptly.
          Section 7.5 General. The indemnification provisions in this Article VII shall be enforceable regardless of whether the liability is based upon past, present or future claims or Laws (including any past, present or future bulk sales law, Environmental Law, fraudulent transfer act, occupational safety and health law or product liability, securities or other Law) and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. All representations, warranties, covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to any party either at law or in equity.
ARTICLE VIII
CONDITIONS TO CLOSING
          Section 8.1 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets and to take the other actions required hereunder to be taken by Buyer at the Closing are subject to satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
          (a) Compliance. Each Seller Party shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall have been on the date hereof and shall be as of the Closing Date (without giving effect to any supplement to the Seller Parties’ disclosure schedules) true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).
          (b) Officers’ Certificate. Buyer shall have received a certificate, dated as of the Closing Date, of each Seller Party (signed on behalf of the Seller by an executive officer thereof) certifying as to the matters specified in Sections 8.1(a) hereof.
          (c) Seller’s Resolutions. The Seller shall deliver to Buyer a certified copy of resolutions duly adopted by the Members and authorizing and approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated therein.
          (d) Legal Opinion. Buyer shall have received from Duval, Funderburk, Sundbery, Lovell & Watkins, P.C., counsel to the Seller, on the Closing Date, an opinion substantially in the form attached hereto as Exhibit A and dated as of the Closing Date.
          (e) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (f) Completion of Due Diligence. Buyer shall have reasonably satisfactorily completed its due diligence, in Buyer’s sole discretion.
          (g) No Material Adverse Change. No Material Adverse Change shall have occurred since the date hereof, and no event shall have occurred since the date hereof that could be expected to lead to or cause a Material Adverse Change.

          (h) Transfer Documents. The Seller Parties shall deliver to Buyer such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Purchased Assets or any part thereof, executed by the appropriate Seller Parties or other appropriate parties, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Buyer of the Purchased Assets, including the following:
     (i) a general conveyance by the Seller transferring to Buyer good and marketable title to all of the Purchased Assets;
     (ii) all documents reasonably required for the assignment of the Seller’s rights under all registrations, permits and licenses (including Certificates of Financial Responsibility (Water Pollution)) (to the extent permitted by Law), equipment leasing agreements, rights under sales or purchase orders and of Seller’s rights under all other Contracts constituting a part of the Purchased Assets;
     (iii) copies of all of the contracts, agreements, commitments, books, records, files and other data that (A) are included in the Purchased Assets or (B) relate to or affect the Purchased Assets and are reasonably necessary for the continued conduct of the Operations;
     (iv) original notarized U.S. Coast Guard Bills of Sale in the form of Exhibit B to this Agreement signed by an officer of the Seller, with respect to the Vessels to be conveyed to Buyer at the Closing;
     (v) certified abstracts of title for the Vessels to be conveyed to Buyer at the Closing issued by the U.S. Coast Guard at the National Vessel Documentation Center dated no earlier than seven days prior to the date of the Closing showing that the Seller is the owner of such Vessels and that such Vessels are free and clear of all Liens;
     (vi) confirmation of class certificates free from recommendations issued by the American Bureau of Shipping issued no earlier than seven days prior to the date of the Closing with respect to the Vessels to be conveyed to Buyer at the Closing that are classed by the American Bureau of Shipping;
     (vii) all technical documentation (including classification certificates, U.S. Coast Guard certificates of inspection, plans, specifications and log books) with respect to the Vessels to be conveyed to Buyer at the Closing which may be in Seller’s possession whether or not on board such Vessels;
     (viii) originals of the Protocol of Delivery and Acceptance confirming the date and time of delivery from the Seller to Buyer of each Vessel to be conveyed to Buyer at the Closing and the location thereof; and

     (ix) such other instruments of transfer and assignment in respect of the Purchased Assets as Buyer shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.
Prior to the Closing Date, the Seller Parties will take such reasonable steps as may be required or appropriate so that no later than the close of business on the Closing Date, Buyer will be in actual ownership and control of all of the Purchased Assets.
          (i) Transitional Operating Agreement Amendment. Mr. Arlen B. Cenac, Jr., Cenac Towing and Cenac Offshore shall have executed and delivered the Transitional Operating Agreement Amendment.
          (j) Purchase Agreement Amendment. Mr. Arlen B. Cenac, Jr., Cenac Towing and Cenac Offshore shall have executed and delivered the Purchase Agreement Amendment.
          (k) Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to (i) prohibit, restrain or otherwise interfere with Buyer’s ownership or operation of all or a material portion of the Purchased Assets, or compel Buyer to dispose of or hold separate all or a material portion of Buyer’s or the Seller’s business or assets, as a result of the transactions contemplated by this Agreement, (ii) prohibit consummation of the transactions contemplated by this Agreement or (iii) result in the imposition of material damages or other relief from Buyer.
          (l) Removal of Liens. Each Seller Party shall have caused any and all Liens on the Purchased Assets to be released and shall have provided Buyer with documentary evidence to such effect.
          (m) FIRPTA Affidavit. The Seller shall deliver a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, substantially in the form set forth in Treas. Reg. § 1.1445-2(b)(2)(iv), dated as of the Closing Date.
          (n) Insurance. Buyer shall have obtained evidence that the Purchased Assets are covered by the insurance policies of Buyer or its Affiliates (or insurance policies under which Buyer or its Affiliates are “named insureds”) and such policies are in full force and effect as of and following the Closing, in each case in such form as is reasonably acceptable to Buyer.
          (o) Assignment of the Horizon Trademark. The Seller Parties shall deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, executed by the Seller or other appropriate parties, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Buyer of all the Seller’s right, title and interest in and to the HORIZON trademark, the goodwill symbolized thereby, all applications and registrations thereof and all rights of action accrued and to accrue under and by virtue thereof.
          (p) Other Documents. Each Seller Party shall deliver to Buyer such other documents, instruments and certificates as may be reasonably requested by Buyer.

          (q) Consents. All consents and approvals required in connection with the execution, delivery and performance of the Transaction Documents shall have been obtained and be in full force and effect.
          Section 8.2 Conditions to Obligations of the Seller. The obligations of the Seller to sell the Purchased Assets and to take the other actions required hereby to be taken by the Seller Parties at the Closing are subject to satisfaction of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
          (a) Compliance. Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall have been on the date hereof and shall be as of the Closing Date true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).
          (b) Officers’ Certificate. The Seller Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer certifying as to the matters specified in Section 8.2(a) hereof.
          (c) Buyer Resolutions. Buyer shall deliver to the Seller Parties a certified copy of resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated therein.
          (d) Legal Opinion. The Seller Parties shall have received from Baker Botts L.L.P., counsel to Buyer, on the Closing Date, an opinion substantially in the form attached hereto as Exhibit C and dated as of the Closing Date.
          (e) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (f) Transfer Documents. Buyer shall execute and deliver to the Seller two originals of the Protocol of Delivery and Acceptance confirming the date and time of delivery from the Seller to Buyer of each Vessel to be conveyed to Buyer at the Closing and the location thereof.
          (g) Transitional Operating Agreement Amendment. Buyer shall have executed and delivered the Transitional Operating Agreement Amendment.
          (h) Purchase Agreement Amendment. Buyer shall have executed and delivered the Purchase Agreement Amendment.
          (i) Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by the Transaction Documents, by any Governmental Body or court that reasonably may be expected to prohibit consummation of the transactions contemplated by this Agreement.

ARTICLE IX
TERMINATION
          Section 9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written agreement of Buyer and the Seller;
          (b) by Buyer if any of the conditions set forth in Section 8.1 hereof shall have become incapable of fulfillment by April 1, 2008 (the “Outside Date”) and shall not have been waived by Buyer;
          (c) by the Seller if any of the conditions set forth in Section 8.2 hereof shall have become incapable of fulfillment by the Outside Date and shall not have been waived by the Seller;
          (d) by Buyer or the Seller by written notice thereof to the other party if the transactions contemplated hereby shall not have been consummated on or before the Outside Date or such other date, if any, as Buyer and the Seller shall agree upon in writing; or
          (e) by Buyer or the Seller if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Body or court having competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement;
provided, however, that neither Buyer nor the Seller shall be allowed to exercise any right of termination pursuant to (i) Section 9.1(b) or (c) if Buyer (if Buyer is seeking to terminate) or any Seller Party (if the Seller is seeking to terminate) is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement or (ii) Section 9.1(d) or (e) if a material breach or failure to perform the representations, warranties or covenants in this Agreement by Buyer (if Buyer is seeking to terminate) or any Seller Party (if the Seller is seeking to terminate) proximately caused the Closing not to have been consummated on or before the Outside Date or the issuance of such order, decree or judgment, as the case may be.
          Section 9.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:
          (a) Each party’s right of termination pursuant to Section 9.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate except as set forth in Section 9.2(b) hereof; provided, however, that (i) if this Agreement is terminated by Buyer because of the breach of this Agreement by a Seller Party or because one or more of the conditions to Buyer’s obligations under this Agreement is not satisfied as a result of a Seller Party’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue all legal remedies will survive such termination unimpaired, and (ii) if this Agreement is terminated by the Seller Parties because of the breach of this Agreement by Buyer or because one or more of the conditions to the Seller Parties’ obligations under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Seller Parties’ right to pursue all legal remedies will survive such termination unimpaired.
          (b) The parties hereto hereby agree that the provisions of this Section 9.2 and Article X hereof shall survive any termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS
          Section 10.1 Confidentiality.
          (a) Each Seller Party acknowledges that it has or may have had in the past, currently has and in the future may have access, including in connection with the performance of the Transaction Documents, to Confidential Information (as defined below) relating to the Operations and Buyer and its Affiliates. Each Seller Party agrees that it shall keep, and shall cause its Representatives to keep, confidential all such Confidential Information and, except with the specific prior written consent of Buyer, shall not disclose, and shall cause its Representatives not to disclose, such Confidential Information to any person except (i) the directors, managers, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents (collectively, “Representatives”) of Buyer and (ii) its own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section 10.1; provided, however, that Confidential Information shall not include such information as (A) becomes known to the public generally through no fault of any Seller Party or its Representatives or (B) is required to be disclosed by law or the order of any Governmental Body under color of law, provided, that prior to disclosing any information pursuant to this clause (B), the Seller Parties shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest that disclosure. “Confidential Information” means, with respect to any Person, all trade secrets, know how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Body and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.
          (b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the covenants in Section 10.1(a) and (ii) the immediate and irreparable damage that would be caused to Buyer or its Affiliates for which it would have no other adequate remedy, in the event of a breach or threatened breach by any Seller Party or its Representatives of the provisions of Section 10.1(a) with respect to any Confidential Information, Buyer shall be entitled to an injunction restraining such Seller Party or its Representatives from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting

Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.
          Section 10.2 Dispute Resolution.
          (a) If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof (“Dispute”), appropriate senior executives of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives, which shall be held within 10 business days of notice to the other party of the Dispute in Houston, Texas or such other place as the parties may mutually agree, shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to attempted resolution of such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and any of the parties wishes to pursue such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator within 30 days after written notice by one party to the other demanding non- binding mediation. No party may unreasonably withhold consent to the selection of a mediator. The mediation shall be held in Houston, Texas or at such other place as the parties may mutually agree. Buyer, on one hand, and the Seller Parties, on the other hand, shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys’ fees, witness fees, travel expenses, and preparation costs.
          (b) A party may seek relief from a court of competent jurisdiction with respect to a Dispute if the parties are unable to resolve such Dispute pursuant to the provisions of Section 10.2(a) above, provided that any Dispute regarding any obligation of confidentiality or any other claim where interim relief from a court of competent jurisdiction is sought to prevent serious and irreparable injury to one of the parties or to others is not required to be negotiated or mediated prior to seeking relief from such a court, and provided further that Disputes arising out of or in connection with Section 5.6 are not subject to this Section 10.2 and shall be resolved pursuant to the provisions of Section 5.6.
          Section 10.3 Seller Parties to Enforce Certain Agreements. Each Seller Party shall enforce any agreement, arrangement or other legal right it may have with or relating to any employee (or former employee) or other party (a) with respect to the confidentiality of any information relating to the Seller, the Operations or the Purchased Assets or (b) limiting such employee or other party from competing in any line of business currently engaged in by the Seller.
          Section 10.4 Expenses. Except as otherwise provided in this Agreement, the Seller Parties, on the one hand, and Buyer, on the other hand, shall pay their own respective fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (including the exhibits and schedules hereto) and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, including all legal, accounting, tax, brokers’ and other advisors’ fees and expenses. Buyer will pay the filing fee under the HSR Act.
          Section 10.5 Entire Agreement; Amendment. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements of the parties hereto (excluding that certain Confidentiality Agreement dated December 11, 2007 between the Partnership and the Seller, which the parties hereby agree shall terminate upon the Closing) of any nature, whether oral or written, relating thereto. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
          Section 10.6 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
          Section 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the facsimile number listed below:
          (a) If to Buyer, to:
TEPPCO Marine Services, LLC
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn: President
Fax: (713) 381-3957
with a copy to:
TEPPCO Partners, L.P.
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn: General Counsel
Fax: (713) 381-3957

If to any Seller Party, to:
Horizon Maritime, L.L.C.
1717 Turning Basin Drive
Suite 310
Houston, Texas 77029
Attn: Arlen B. Cenac, Jr.
Fax: (985) 223-1350
with a copy to:
Duval, Funderburk, Sundbery, Lovell & Watkins P.C.
101 Wilson Avenue
Houma, LA 70364-3137
Attn: C. Berwick Duval, II
Fax: (985) 851-1490
          Section 10.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to a subsidiary of the Partnership and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8.
          Section 10.9 Compliance with Bulk Sales Laws. Buyer and the Seller Parties waive compliance with the requirements of any applicable bulk sales laws of any jurisdiction. Each Seller Party shall indemnify Buyer against any and all liabilities or expenses Buyer may incur as a result of any noncompliance by Buyer or Seller Parties with any bulk sales laws or fraudulent transfer law as they relate to this transaction.
          Section 10.10 Performance. The Members agree to cause the Seller to perform all its obligations and agreements under this Agreement and hereby guarantee the payment and performance by the Seller of all such obligations and agreements.
          Section 10.11 Title and Risk of Loss. Title to, liability for and in connection with, and risk of loss of the Purchased Assets shall remain with Seller Parties in every instance until said assets are delivered to Buyer in accordance with this Agreement.
          Section 10.12 Choice of Law. This Agreement shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof).

          Section 10.13 Jurisdiction and Venue. Without limiting the provisions of Section 7.4, and subject to the provisions of Section 5.6 and Section 10.2, the parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder may be brought in federal or state court in Tarrant County, Texas, consent to personal jurisdiction in any such action brought in any such court and further agree that service of process may be accomplished pursuant to Section 10.7 above. Each party hereto hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.
          Section 10.14 Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          Section 10.15 Severability. Any term or provision (or subpart or portion thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision (or subpart or portion thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 10.18 Interpretation.
          (a) Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the Closing and any rules or regulations promulgated thereunder.
          (b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles and Sections of and the Schedules and Exhibits to, this Agreement unless it otherwise specifies.
          (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
          (d) As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word; the words “shall” and “will” are used interchangeably and have the same meaning; and “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.
          (e) As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.
          (f) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
          Section 10.19 Definitions. For purposes of this Agreement, the term:
          AAA shall have the meaning set forth in Section 5.6(b).
          Accounting Firm shall have the meaning set forth in Section 1.5(d).
          Affiliate, with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Persons. As used in this definition, control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether though ownership of the capital stock of or other equity interests in that Person, by contract or otherwise).
          Agreement shall have the meaning set forth in the Preamble.
          Appraisal Firm shall have the meaning set forth in Section 5.16(c).
          Assumed Equipment Leases shall have the meaning set forth in Section 1.1(d).
          Assumed Liabilities shall have the meaning set forth in Section 2.1.
          Binion Agreement shall have the meaning set forth in Article VI.
          Buyer shall have the meaning set forth in the Preamble.
          Buyer Indemnified Party means Buyer and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel; provided, for the avoidance of doubt, that none of the Members and no Person Affiliated with or related to any of the Members that may otherwise be deemed to be a Buyer Indemnified Party as a result of the transactions contemplated hereby or by the Transitional Operating Agreement, as amended by the Transitional Operating Agreement Amendment, shall be a Buyer Indemnified Party for purposes of this Agreement.
          Ceiling Amount means $20,000,000.
          Cenac Offshore means Cenac Offshore, L.L.C., a Louisiana limited liability company.
          Cenac Towing means Cenac Towing Co., Inc., a Louisiana corporation.
          CHO shall have the meaning set forth in the Preamble.

          Closing shall have the meaning set forth in Section 1.4
          Closing Date shall have the meaning set forth in Section 1.4.
          Code means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. A reference to a particular section of the Code shall include a reference to any subsequent amendments to the sections of the Code referred to in this Agreement.
          Confidential Information shall have the meaning set forth in Section 10.1(a).
          Contracts shall have the meaning set forth in Section 1.1(d).
          Deductible Amount means $1,000,000, without giving effect to any materiality or similar qualification contained in the applicable representation or warranty; provided, however, that, with respect to breaches of representations and warranties contained in Section 3.13(a) as applicable to Vessels, the term Deductible Amount means $1,000,000 per Vessel.
          Dispute shall have the meaning set forth in Section 10.2(a).
          Dispute Resolution Commencement Date shall have the meaning set forth in Section 10.2(a).
          Effective Time means 11:59 p.m. on the Closing Date.
          Employer Policies shall have the meaning set forth in Section 5.19.
          Environmental Laws means any federal, state, local, foreign or international Law regulating or protecting the public health and safety (including in the workplace) or regulating or protecting the environment and natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.), OSHA, and the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.) and the regulations promulgated pursuant thereto.
          Environmental Permits shall have the meaning set forth in Section 3.17(b).
          ERISA means the Employee Retirement Income Security Act of 1974, as amended.
          ERISA Affiliate means each entity (whether or not incorporated) that, together with the Seller, is or has been considered to be under common control and treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

          Excluded Assets shall have the meaning set forth in Section 1.2.
          Excluded Liabilities shall have the meaning set forth in Section 2.2.
          Final Adjustment Schedule shall have the meaning set forth in Section 1.5(d).
          Financial Statements shall have the meaning set forth in Section 3.12(a).
          GAAP means generally accepted accounting principles for financial reporting in the United States.
          Governmental Body means any (a) national, state, provincial, county, municipal or other government, domestic or foreign, or any agency, board, branch, bureau, commission, court, department or other instrumentality or subdivision of such government or (b) any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
          Hazardous Material means any substance, material or waste which is regulated pursuant to any Environmental Law, including (a) petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, toxic mold, and (b) any material or substance which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance,” under any Environmental Law.
          HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act.
          Identified Representations shall have the meaning set forth in Section 7.1.
          Indemnified Amounts shall have the meaning set forth in Section 7.1.
          Indemnified Party shall have the meaning set forth in Section 7.4(a).
          Indemnifying Party shall have the meaning set forth in Section 7.4(a).
          Indemnity Notice shall have the meaning set forth in Section 7.4(b).
          Intellectual Property Rights shall have the meaning set forth in Section 1.1(e).
          IT Contracts shall have the meaning set forth in Section 1.1(f).
          Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, injunctions, policies, certificates, codes, approvals, guidelines, voluntary restraints, inspection reports, any obligations included in any certificate, certification, franchise, permit, authorization or license issued by any Governmental Body or resulting from binding arbitration, or any provisions of any of the foregoing, including general principles of common law and equity and the requirements of all

Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and Law means any one of them.
          Lien means any lien, pledge, claim, charge, security interest, mortgage, charter, option, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance, or any contract to create any of the foregoing or other rights of any third Person of any nature whatsoever, whether recorded, secret, state, maritime or otherwise.
          Material Adverse Change means any material adverse change in the Purchased Assets or their value or in the business, prospects, results of operations, assets or financial condition of the Seller or any event that could be expected to lead to or cause such a material adverse change.
          Members shall have the meaning set forth in the Preamble.
          Noncompete Period means a period of two years following the Closing Date, except that, with respect to Mr. Steven G. Proehl, Noncompete Period means a period of one year following the Closing Date.
          Operations shall have the meaning set forth in the Recitals.
          OSHA means the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).
          Outside Date shall have the meaning set forth in Section 9.1(b).
          Partnership means TEPPCO Partners, L.P., a Delaware limited partnership and the owner of all of the membership interests in Buyer.
          Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
          Preliminary Adjustment Schedule shall have the meaning set forth in Section 1.5(c).
          Purchase Agreement means that certain Asset Purchase Agreement, dated as of February 1, 2008, by and among Buyer, the Partnership, Cenac Towing, Cenac Offshore and Mr. Arlen B. Cenac, Jr.
          Purchase Agreement Amendment means Amendment No. 1 to the Purchase Agreement.
          Purchase Price shall have the meaning set forth in Section 1.3.
          Purchased Assets shall have the meaning set forth in Section 1.1.

          Purchased Right shall have the meaning set forth in Section 5.14.
          reasonable efforts means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense.
          Registered IP Rights shall have the meaning set forth in Section 3.10(a).
          Related Party Agreement means any contract or other agreement, whether written or oral, (a) by which any of the Purchased Assets or Assumed Liabilities is bound or may be subject and (b) (i) to which the Seller and any of the Members or any of their respective Affiliates (other than the Seller) or family members are parties, (ii) of which any of the Members or any of their respective Affiliates (other than the Seller) or family members are beneficiaries or (iii) as to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP as if they were applicable to financial statements of the Purchased Assets and Assumed Liabilities.
          Release means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the indoor or outdoor environment, or into or out of any property, facility or vessel.
          Remedial Action means all actions, including any capital expenditures required by any Governmental Body or required under or taken pursuant to any Environmental Law or voluntarily taken to (a) clean up, remove, treat, contain, assess, monitor or evaluate, or in any other way, ameliorate or address any Release or threat of Release of any Hazardous Material; (b) minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining to or relating to a Release or threatened Release of any Hazardous Material; or (d) bring any party, property, facility or vessel into compliance with any Environmental Law.
          Representatives shall have the meaning set forth in Section 10.1(a).
          Restricted Business means the marine transportation of asphalt, residual fuel oils and related black oil products, including No. 6 oil and vacuum gas oil.
          Restricted Territory means: (a) the commercially navigable inland waterways of the continental United States located east of the 105° meridian, including the Mississippi River System and connecting waterways, (b) the Gulf of Mexico, including the Gulf Intracoastal Waterway and (c) the jurisdictions set forth on Exhibit D.
          Seale Agreement shall have the meaning set forth in Article VI.
          Seller shall have the meaning set forth in the Preamble.
          Seller Agreements shall have the meaning set forth in Section 3.9.

          Seller Indemnified Party means each Seller Party and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
          Seller Parties shall have the meaning set forth in the Preamble.
          Seller Plans means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is currently or has previously been sponsored, maintained or contributed to by the Seller or any ERISA Affiliate for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in section 3(3) of ERISA.
          Tax Returns means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.
          Taxes means any and all federal, state, local, foreign and other taxes or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.
          Third-Party Claim shall have the meaning set forth in Section 7.4(a).
          to the knowledge of the Seller Parties and phrases with similar wording means the collective knowledge, after reasonable investigation, of each Person listed on Schedule 10.19.
          Transaction Documents means this Agreement and the other written agreements and instruments executed under or in connection with this Agreement.
          Transitional Operating Agreement means that certain Transitional Operating Agreement, dated as of February 1, 2008, by and among Buyer, Cenac Towing, Cenac Offshore and Mr. Arlen B. Cenac, Jr.
          Transitional Operating Agreement Amendment means Amendment No. 1 to the Transitional Operating Agreement.
          Vessel Equipment means boilers, generators, machinery, boats, lifeboats, masts, towers, cranes, engines, instruments, anchors and anchor handling equipment, chains, cables, apparel, accessories, tackle, rigging, electronic, radar, communication, radio installation and navigational equipment and all other associated equipment, furnishings, appliances and consumables.
          Vessels shall have the meaning set forth in Section 1.1(a) .

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TEPPCO MARINE SERVICES, LLC

By:	/s/ William G. Manias

William G. Manias
Vice President and Chief Financial Officer

HORIZON MARINE, L.L.C.

By:	/s/ Steven G. Proehl

Steven G. Proehl
Manager

/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.

/s/ Steven G. Proehl

Steven G. Proehl

/s/ John P. Binion

John P. Binion

/s/ Richard M. Seale

Richard M. Seale

CHO, LLC

By:	/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
Sole Member
Signature page to TEPPCO-Horizon Asset Purchase Agreement

EXHIBIT A
Form of Legal Opinion to Buyer
          1. The Seller is validly existing as a limited liability company in good standing under the laws of the State of Louisiana, with limited liability company power and authority to execute, deliver and perform its obligations pursuant to the Agreement and the other Transaction Documents to which it is a party. The Members own beneficially and of record all of the limited liability company interests in the Seller.
          2. The Agreement and each of the other Transaction Documents to which the Seller or CHO is a party has been duly authorized, executed and delivered by the Seller and CHO, as applicable. The Agreement and each of the other Transaction Documents to which any of the other Members is a party has been duly executed and delivered by such Member and do not require the joinder by any other party.
          3. Neither the execution, delivery and performance of the Transaction Documents by the Seller Parties party thereto nor the consummation by the Seller Parties of the transactions contemplated thereby (a) constitutes or will constitute a violation of the certificate of organization, limited liability company agreement or other organizational documents of the Seller or CHO, (b) constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or the lapse of time or both, would constitute such a default) any of the Contracts or any credit agreement, indenture, mortgage, note or other debt instrument binding on any of the Seller Parties or any of the Purchased Assets except to the extent specified in Schedule 3.3 or (c) results or will result in the creation or imposition of any Lien upon any of the Purchased Assets pursuant to any of the documents or instruments referenced in clause (a) or (b).
          4. The instruments of conveyance, transfer and assignment to be delivered by the Seller Parties to Buyer are in a form legally sufficient to convey to Buyer all right, title and interest of the Seller in and to the Purchased Assets. Such instruments are in a form sufficient for recordation or filing where such is necessary in order to effect such conveyance, transfer and assignment against third parties.
          In rendering such opinions, such counsel may, (A) with respect to the opinions expressed in paragraph 1 above, state that they have relied solely upon certificates provided by the Secretary of State of the State of Louisiana and (B) state that their opinion is limited to the federal laws of the United States of America and the laws of the State of Louisiana.

EXHIBIT B
Form of U.S. Coast Guard Bills of Sale
[Attached]

OMB APPROVED 1625-27 EXPIRATION DATE:
U.S. DEPARTMENT OF HOMELAND SECURITY U.S. COAST GUARD CG-1340 (REV. 06/04) BILL OF SALETHIS SECTION FOR COAST GUARD USE ONLY RECORDED: BOOK PAGE: PORT (IF NOT FILING PORT)1. VESSEL NAME 2. OFFICIAL NUMBER OR HULL ID NUMBER 3. NAME(S) AND ADDRESS(ES) OF SELLERS: 3A. TOTAL INTEREST OWNED (IF LESS THAN 100%) %.DOCUMENTATION OFFICER 4. NAME(S) AND ADDRESS(ES) OF BUYER(S) AND INTEREST TRANSFERRED TO EACH: TEPPCO Marine Services, LLC 1100 Louisiana 16th Floor Houston, TX 770024A. TOTAL INTEREST TRANSFERRED (100% UNLESS OTHERWISE SPECIFIED) %.4B. MANNER OF OWNERSHIP, UNLESS OTHERWISE STATED HEREIN, THIS BILL OF SALE CREATES A TENANCY IN COMMON, WITH EACH TENANT OWNING AN EQUAL UNDIVIDED INTEREST. CHECK ONLY ONE OF THE FOLLOWING BLOCKS TO SHOW ANOTHER FORM OF OWNERSHIP. JOINT TENANCY WITH RIGHT OF SURVIVORSHIP TENANCY BY THE ENTIRETIES COMMUNITY PROPERTY OTHER (DESCRIBE)5. CONSIDERATION RECEIVED: (ONE DOLLAR AND OTHER VALUABLE CONSIDERATION UNLESS OTHERWISE STATED) 6. I (WE) DO HEREBY SELL TO THE BUYER(S) NAMED ABOVE, THE RIGHT, TITLE AND INTEREST IDENTIFIED IN BLOCK 4 OF THIS BILL OF SALE, IN THE PROPORTION SPECIFIED HEREIN. VESSEL IS SOLD FREE AND CLEAR OF ALL LIENS, MORTGAGES, AND OTHER ENCUMBRANCES OF ANY KIND AND NATURE, EXCEPT AS STATED ON THE REVERSE HEREOF. VESSEL IS SOLD TOGETHER WITH AN EQUAL INTEREST IN THE MASTS, BOWSPRIT, SAILS, BOATS, ANCHORS, CABLES, TACKLE, FURNITURE, AND ALL OTHER NECESSARIES THERETO APPERTAINING AND BELONGING, EXCEPT AS STATED ON THE REVERSE HEREOF.7. SIGNATURES OF SELLER(S) OR PERSON(S) SIGNING ON BEHALF OF SELLER(S).8. DATE SIGNED9. NAME(S) OF PERSON(S) SIGNING ABOVE, AND LEGAL CAPACITY IN WHICH SIGNED (E.G., OWNER, AGENT, TRUSTEE, EXECUTOR) 10. ACKNOWLEDGEMENT (TO BE COMPLETED BY NOTARY PUBLIC OR OTHER OFFICIAL AUTHORIZED BY A LAW OF A STATE OR THE UNITED STATES TO TAKE OATHS.) ON ___THE PERSON(S) NAMED IN SECTION 9 (DATE) ABOVE ACKNOWLEDGED EXECUTION OF THE FOREGOING INSTRUMENT IN THEIR STATED CAPACITY(IES) FOR THE PURPOSE THEREIN CONTAINED. STATE: COUNTY: NOTARY PUBLIC MY COMMISSION EXPIRES

(COMPLETE THIS SECTION ONLY IF VESSEL HAS NEVER BEEN DOCUMENTED AND DOES NOT HAVE A HULL IDENTIFICATION NUMBER.) VESSEL DATA A. BUILDER B. BUILDER’S HULL NUMBER C. FORMER NAME(S) D. FORMER MOTORBOAT NUMBERS E. FORMER ALIEN REGISTRATIONS F. DIMENSIONS: L= B= D= G. PERSON FROM WHOM SELLER OBTAINED VESSEL SIGNATURE OF SELLERWARRANTIES/APPURTENANCES/LIMITATIONS/ EXCEPTIONS The warranties, appurtenances, limitations and exceptions as set forth in the Asset Purchase Agreement dated February 1, 2008 by and among Buyer, TEPPCO Partners, L.P., Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr.INSTRUCTIONS 1. INDICATE CURRENT DOCUMENTED NAME. (IF VESSEL HAS NEVER BEEN DOCUMENTED SELLER MUST COMPLETE AND SIGN DATA SECTION ABOVE.) 2. INDICATE OFFICIAL NUMBER AWARDED TO VESSEL OR HULL IDENTIFICATION NUMBER ASSIGNED BY MANUFACTURER. (IF THE VESSEL HAS NO HULL IDENTIFICATION NUMBER AND HAS NEVER BEEN DOCUMENTED, SELLER MUST COMPLETE AND SIGN THE VESSEL DATA SECTION ABOVE.) 3. INSERT NAMES AND ADDRESSES OF ALL PERSONS SELLING VESSEL, ALONG WITH TOTAL INTEREST OWNED BY THOSE PERSONS. IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE SELLERS. 3A. SELF-EXPLANATORY. 4. INSERT NAMES AND ADDRESSES OF ALL BUYERS, ALONG WITH THE INTEREST TRANSFERRED TO EACH. IF THERE IS MORE THAN ONE BUYER AND NO DIVISION OF INTEREST IS SHOWN, THIS BILL OF SALE WILL RESULT IN EACH BUYER HOLDING AN EQUAL INTEREST. (IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE BUYERS.) 4A. SELF-EXPLANATORY. 4B. CHECK ONE OF THE BLOCKS TO CREATE A FORM OF OWNERSHIP OTHER THAN A TENANCY IN COMMON. IF “OTHER” IS CHECKED, THE FORM OF OWNERSHIP MUST BE DESCRIBED. 5. OPTIONAL. IF THE AMOUNT PAID FOR THE VESSEL IS INSERTED, IT WILL BE NOTED ON THE VESSEL’S GENERAL INDEX. 6. SELF-EXPLANATORY. USE “REMARKS” SECTION ABOVE IF VESSEL IS NOT SOLD FREE AND CLEAR, OR TO LIST VESSEL APPURTENANCES WHICH ARE NOT SOLD WITH THE VESSEL. 7. SELF-EXPLANATORY. 8. SHOW THE DATE ON WHICH THE INSTRUMENT IS SIGNED. 9. IN ADDITION TO THE PRINTED OR TYPED NAME OF THE SIGNER, SHOW WHETH ER THAT PERSON WAS ACTING AS AN OWNER, AS AN AGENT FOR AN OWNER, AS TRUSTEE, AS THE PERSONAL REPRESENTATIVE OR EXECUTOR OF AN ESTATE, OR OTHER CAPACITY WHICH ENTITLED THAT PERSON TO SIGN THE BILL OF SALE. 10. ANY ACKNOWLEDGEMENT IN SUBSTANTIAL COMPLIANCE WITH THE LAW OF THE STATE WHERE TAKEN MAY BE ATTACHED TO THIS INSTRUMENT IN LIEU OF THE PREPRINTED ACKNOWLEDGEMENT.PRIVACY ACT STATEMENT IN ACCORDANCE WITH 5 USC 552(A), THE FOLLOWING INFORMATION IS PROVIDED TO YOU WHEN SUPPLYING PERSONAL INFORMATION TO THE U.S. COAST GUARD. 1. AUTHORITY, SOLICITATION OF THIS INFORMATION IS AUTHORIZED BY 46 USC, CHAPTER 313 AND 46 CFR, PART 67. 2. THE PRINCIPAL PURPOSES FOR WHICH THIS INSTRUMENT IS TO BE USED ARE: (A) TO PROVIDE A RECORD, AVAILABLE FOR PUBLIC INSPECTION AND COPYING, OF THE SALE OR OTHER CHANGE IN OWNERSHIP OF A VESSEL WHICH IS DOCUMENTED, WILL BE DOCUMENTED, OR HAS BEEN DOCUMENTED PURSUANT TO 46 USC, CHAPTER 121. (B) PLACEMENT OF THIS INSTRUMENT IN A BOOK FOR EXAMINATION BY GOVERNMENTAL AUTHORITIES AND MEMBERS OF THE GENERAL PUBLIC. 3. THE ROUTINE USE WHICH MAY BE MADE OF THIS INFORMATION INCLUDES DEVELOPMENT OF STATISTICAL DATA CONCERNING DOCUMENTED VESSELS. 4. DISCLOSURE OF THE INFORMATION REQUESTED ON THIS FORM IS VOLUNTARY. HOWEVER, FAILURE TO PROVIDE THE INFORMATION COULD PRECLUDE FILING OF A BILL OF SALE AND DOCUMENTATION OF THE VESSEL NAMED HEREIN PURSUANT TO 46 USC, CHAPTER 121. MOREOVER, BILLS OF SALE WHICH ARE NOT FILED ARE NOT DEEMED TO BE VALID AGAINST ANY PERSON EXCEPT THE GRANTOR OR A PERSON HAVING ACTUAL KNOWLEDGE OF THE SALE. (46 USC 31321(A)).AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A VALID OMB CONTROL NUMBER. THE COAST GUARD ESTIMATES THAT THE AVERAGE BURDEN FOR THIS FORM IS 20 MINUTES. YOU MAY SUBMIT ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDE

EXHIBIT C
Form of Legal Opinion to the Seller Parties
          1. Buyer is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), with limited liability company power and authority to execute, deliver and perform its obligations pursuant to the Agreement.
          2. The Agreement has been duly authorized, executed and delivered by the Buyer, and none of the execution, delivery and performance of the Agreement by Buyer or the consummation by Buyer of the transactions contemplated thereby constitutes or will constitute a violation of the certificate of formation or limited liability company agreement of Buyer.
          In rendering such opinions, such counsel may, (A) with respect to the opinions expressed in paragraph 1 above, state that they have relied solely upon certificates provided by the Secretary of State of the State of Delaware and (B) state that their opinion is limited to the Delaware LLC Act and the Delaware LP Act.

EXHIBIT D
States and Parishes in the Restricted Territory
Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia, West Virginia, Wisconsin and the following parishes in the State of Louisiana:

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	La Salle	St. Martin
Bienville	Lafayette	St. Mary
Bossier	Lafourche	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebonne
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermilion
Claiborne	Orleans	Vernon
Concordia De Soto	Ouachita Plaquemines	Washington Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard